Exhibit 99.1

Earnings Release

Investor Contact: Thomas Castellano 732-537-6325 investors@catalent.com

Catalent Reports Second Quarter Fiscal Year 2015 Results

•	Total revenue increased 3% as reported and 8% in constant currency to $455.8 million from second quarter 2014

•	Adjusted EBITDA increased 21% to $112.9 million from second quarter 2014

•	Adjusted net income of $0.44 per diluted share, compared to adjusted net income of $0.37 per diluted share in second quarter 2014

•	Acquired Micron Technologies, a leading global provider of particle size engineering technologies

•	Acquired the remaining stake in Redwood Bioscience Inc. and its SMARTag™ Antibody-Drug Conjugate (ADC) technology platform

•	Entered into a collaboration with Sanofi-Aventis to implement Catalent’s proprietary SMARTag™ technology in the development of next generation Antibody-Drug Conjugates (ADCs)

•	Announced the addition of new coating and blister packaging equipment at Eberbach, Germany softgel facility, expanding the integrated softgel solutions available for customers

Somerset, N.J. - February 11, 2015 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the second quarter of fiscal year 2015, which ended December 31, 2014.

Second quarter 2015 revenue of $455.8 million increased 3% as reported and 8% at constant currency, from $440.7 million in the second quarter a year ago. For the first six months of fiscal year 2015, revenue was $874.1 million, an increase of 2% as reported and 5% at constant currency, from $855.0 million for the same period a year ago. Revenue growth for both the quarter and year-to-date was driven by strong performance of the Medication Delivery Solutions segment and the modified release technologies business within the Oral Technologies segment, as well as increased demand for analytical services within the Development and Clinical Services segment.

Second quarter 2015 net income was $46.5 million, or $0.37 per diluted share, compared to a net loss of $19.2 million, or $0.26 per diluted share, in the second quarter a year ago. For the first six months of fiscal year 2015, net income was $27.0 million, compared to a net loss of $17.7 million for the same period a year ago. The increase in profitability for the quarter and year-to-date was primarily related to strong business performance, as well as a $17.6 million decrease and a $23.0 million decrease in net interest expense, respectively, due to lower levels of the outstanding debt at the Company compared to the same periods a year ago, as a result of the Company's fiscal year 2015 first quarter initial public offering (IPO).

Second quarter 2015 EBITDA from continuing operations was $101.7 million, an increase of 22% from $83.5 million in the second quarter a year ago. For the first six months of fiscal year 2015, EBITDA from continuing operations was $138.3 million, a decrease of 11% from $156.2 million for the same period a year ago.

Second quarter 2015 Adjusted EBITDA, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $112.9 million, or 25% of revenue, compared to $93.4 million, or 21% of revenue, in the second quarter a year ago. Second quarter 2015 Adjusted Net Income, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $55.9 million, or $0.44 per diluted share, compared to Adjusted Net Income of $27.9 million, or $0.37 per diluted share, in the second quarter a year ago.

"We are pleased with our second quarter results, highlighted by revenue growth across all of our business segments and strong levels of profitability,” said John Chiminski, President and Chief Executive Officer of Catalent, Inc. “Our recent acquisition of Micron Technologies affirms our commitment to provide the best drug delivery technologies and the broadest drug development expertise. Also, the acquisition of Redwood Bioscience and its SMARTag antibody-drug conjugate technology platform, along with our collaboration with Sanofi-Aventis, strengthens our position in the fast growing biologics market. These recent developments, coupled with the addition of new coating and blister packaging equipment at our Eberbach softgel facility, position Catalent for further growth and market share expansion.”

Second Quarter 2015 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Oral Technologies segment was $277.2 million for the second quarter of fiscal 2015, a decrease of 3%, or an increase of 3% on a constant currency basis, versus the second quarter a year ago. This growth was attributable to favorable product mix within the modified release technologies business and higher revenue from product participation-related activities, partially offset by lower end-market demand for certain customer products using the Company’s softgel technology offering.

Revenue from the Development and Clinical Services segment was $107.8 million for the second quarter of fiscal 2015, an increase of 6%, or an increase of 7% on a constant currency basis, over the second quarter a year ago. This growth was primarily attributable to increased revenue in the analytical services business, due to growth of the Company’s integrated oral solids development and manufacturing capabilities, and higher project volumes in the U.S, as well as due to the impact of the acquisition completed during the quarter.

Revenue from the Medication Delivery Solutions segment was $73.7 million for the second quarter of fiscal 2015, an increase of 33% as reported, or an increase of 38% on a constant currency basis, over the second quarter a year ago. The strong performance was attributable to timing of customer order patterns, contractual settlements, increased demand for blow-fill-seal products, injectable products, and biologics.

Segment EBITDA Highlights

Oral Technologies segment EBITDA in the second quarter of 2015 was $74.7 million, with no change as reported, or an increase of 7% on a constant currency basis. The increase was primarily driven by increased profit from the Company’s product-participation related activities and higher revenues from products utilizing modified release technologies.

Development and Clinical Services segment EBITDA in the second quarter of 2015 was $21.9 million, an increase of 18%, or 21% on a constant currency basis. This EBITDA improvement was primarily attributable to increased demand for analytical services and favorable product mix within clinical services.

Medication Delivery Solutions segment EBITDA in the second quarter of 2015 was $18.1 million, which more than doubled on an as reported and constant currency basis. This increase was driven by increased demand, timing of customer ordering patterns, and a favorable product mix shift within blow-fill-seal, as well as increased demand for injectable products.

First Six Months of Fiscal 2015 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Oral Technologies segment was $538.3 million for the first six months of fiscal year 2015, a decrease of 1%, or an increase of 3% on a constant currency basis, over the same period a year ago. This growth was mainly attributable to strong performance within the modified release technologies business and increased profit from product participation-related activities, partially offset by lower end-market demand for certain customer products using the Company’s softgel technology offering.

Revenue from the Development and Clinical Services segment was $210.9 million for the first six months of fiscal year 2015, an increase of 4%, or an increase of 3% on a constant currency basis, over the same period a year ago. This growth was attributable to increased revenue in the analytical services business, due to higher project volumes in the U.S. and growth of the Company’s integrated oral solids development and manufacturing capabilities, as well as due to the impact of the acquisition completed in the second quarter. Lower revenue from clinical services partially offset the organic and inorganic growth from the analytical services business.

Revenue from the Medication Delivery Solutions segment was $130.6 million for the first six months of fiscal year 2015, an increase of 17%, or an increase of 19% on a constant currency basis, over the same period a year ago. The strong performance was attributable to timing of customer ordering patterns, contractual settlements, and increased demand within the Company’s blow-fill-seal technology platform. Increased revenue from biologics due to the timing of customer order patterns and increased demand for the Company’s injectable products also contributed to the favorability.

Segment EBITDA Highlights

Oral Technologies segment EBITDA for the first six months of fiscal year 2015 was $132.4 million, a decrease of 2%, or an increase of 3% on a constant currency basis. The increase was primarily driven by increased revenues and favorable product mix within the modified release technologies platform, partially offset by decreased demand and unfavorable product mix within the Company’s softgel offering.

Development and Clinical Services segment EBITDA for the first six months of fiscal year 2015 was $43.3 million, an increase of 27%, or 26% on a constant currency basis. This EBITDA improvement was attributable to increased demand for analytical services and favorable revenue mix across the business segment.

Medication Delivery Solutions segment EBITDA for the first six months of fiscal year 2015 was $28.0 million, an increase of 84%, or 86% on a constant currency basis. This increase was primarily attributable to timing of customer order patterns, and a favorable product mix shift within the Company’s blow-fill-seal technology platform.

Additional Financial Highlights

Second quarter 2015 gross margin of 34.2% increased 3.0 percentage points from 31.2% in the second quarter a year ago. For the first six months of fiscal year 2015, gross margin was 32.2%, an increase of 2.2 percentage points from 30.0% for the same period a year ago. The increases in gross margins were driven by favorable product mix and by improved leveraging of fixed manufacturing costs.

Second quarter 2015 selling, general and administrative expenses were $88.1 million and represented 19.3% of revenue, compared to $87.5 million, or 19.9% of revenue, in the second quarter a year ago. For the first six months of fiscal 2015, selling, general and administrative expenses were $169.5 million and represented 19.4% of revenue, compared to $168.6 million, or 19.7% of revenue, for the same period a year ago.

Backlog for the Development and Clinical Services segment was $381.0 million as of December 31, 2014, a 1% decrease compared to the first quarter of fiscal year 2015. The segment also recorded net new business wins of $95.5 million during the second quarter, which decreased significantly compared to the second quarter of fiscal year 2014 due to above normal new business wins in the prior year, led by several large signings and recent softness in the European market. The segment’s trailing-twelve-month book-to-bill ratio was 1.0x.

Balance Sheet and Liquidity

As of December 31, 2014, Catalent had $1.9 billion in debt as compared to $2.7 billion as of June 30, 2014. During the first half of fiscal 2015, the Company's IPO raised over $1 billion in gross proceeds and the Company used the net proceeds to pay down its unsecured debt. As of December 31, 2014, Catalent’s leverage ratio was 4.1x, compared to 6.1x as of June 30, 2014.

Fiscal Year 2015 Outlook

Due to the impact of the continued strengthening of the U.S. Dollar against all other currencies in which the Company does business and its effect on foreign exchange translations, Catalent is revising its previously issued financial guidance despite that the Company is trending above its previously issued guidance on a constant currency basis. For fiscal year 2015, the Company now expects revenue to be in the range of $1.82 billion to $1.86 billion, compared to its previous guidance of $1.89 billion to $1.92 billion.

The Company now expects Adjusted EBITDA to be in the range of $434 million to $444 million, compared to previous guidance of $450 million to $460 million. Adjusted Net Income is now expected to be in the range of $204 million to $214 million, compared to previous guidance of $215 million to $225 million.

In addition, based on the updated operational outlook, capital expenditures are now expected to be in the range of $120 million to $130 million, compared to previous guidance of $115 million to $125 million.

The Company is also now providing guidance for fully diluted share count on a weighted average basis for fiscal year ending June 30, 2015, which is expected to be in the range of 122 million shares to 124 million shares.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 4:30 p.m. ET today.

Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com.

The webcast replay, along with supplemental slides, will be available for 90 days in the Investors section at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply.

Catalent employs approximately 8,000 people, including over 1,000 scientists, at nearly 30 facilities across 5 continents and in fiscal 2014 generated more than $1.8 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measure

Use of EBITDA from continuing operations, Adjusted EBITDA and Adjusted Net Income

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, and it is adjusted for the income or loss attributable to non-controlling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from continuing operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from continuing operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies. In addition, Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Under the credit agreement, its ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA which is not defined under U.S. GAAP, and is subject to important limitations. The Company has included the calculations of Adjusted EBITDA for the periods presented. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(loss). Adjusted Net Income/(loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. For example, Adjusted Net Income excludes our non-cash tax expense and does not reflect the impact on earnings resulting from certain other items. We believe that the presentation of Adjusted Net Income/(loss) enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and we use this measure for business planning purposes. We define Adjusted Net Income/(loss) as net earnings/(loss) adjusted for (1) earnings or loss of discontinued operations, net of tax, (2) tax expense or income which is not cash, (3) amortization attributable to purchase accounting and (4) income or loss from non-controlling interest in our majority-owned operations. We also make adjustments for other cash and non-cash items included in the table below, partially offset by our estimate of the cash taxes saved as a result of such cash and non-cash items. We believe that Adjusted Net Income/(loss) will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations available to our stockholders. Our definition of Adjusted Net Income/(loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. The most directly comparable GAAP measure to Adjusted Net Income/(loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA and reconciliation of net earnings/(loss) to Adjusted Net Income.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings.  Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections.  Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on our business and subject the Company to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company;  inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies; adverse tax legislation initiatives or challenges to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions and other transactions that may complement or expand the business of the Company or divest of non-strategic businesses or assets and the Company’s ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of the Company’s variable rate debt and preventing the Company from meeting our obligations under our indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed with the Securities and Exchange Commission.  All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions, except per share amounts)

	Three Months Ended December 31,		FX impact (unfavorable) / favorable	Increase/(Decrease)
	2014	2013		Change $	Change %
Net revenue	$455.8	$440.7	$(22.1)	$37.2	8%
Cost of sales	299.7	303.3	(15.8)	12.2	4%
Gross margin	156.1	137.4	(6.3)	25.0	18%
Selling, general and administrative expenses	88.1	87.5	(2.3)	2.9	3%
Impairment charges and (gain)/loss on sale of assets	3.5	—	0.1	3.4	*
Restructuring and other	2.1	5.4	(0.2)	(3.1)	(57)%
Operating earnings/(loss)	62.4	44.5	(3.9)	21.8	49%
Interest expense, net	23.9	41.5	(0.4)	(17.2)	(41)%
Other (income)/expense, net	(3.6)	(1.4)	(1.6)	(0.6)	43%
Earnings/(loss) from continuing operations, before income taxes	42.1	4.4	(1.9)	39.6	*
Income tax expense/(benefit)	(4.1)	23.3	(0.8)	(26.6)	*
Earnings/(loss) from continuing operations	46.2	(18.9)	(1.1)	66.2	*
Net earnings/(loss) from discontinued operations, net of tax	(0.2)	(0.6)	—	0.4	(67)%
Net earnings/(loss)	46.0	(19.5)	(1.1)	66.6	*
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(0.5)	(0.3)	—	(0.2)	67%
Net earnings/(loss) attributable to Catalent	$46.5	$(19.2)	$(1.1)	$66.8	*

Amounts attributable to Catalent:
Earnings/(loss) from continuing operations less net income (loss) attributable to noncontrolling interest	46.7	(18.6)
Net earnings/(loss) attributable to Catalent	46.5	(19.2)

Weighted average diluted shares outstanding	126.0	75.0

Earnings per share attributable to Catalent:
Basic
Earnings/(loss) from continuing operations	0.38	(0.25)
Net earnings/(loss)	0.37	(0.26)
Diluted
Earnings/(loss) from continuing operations	0.37	(0.25)
Net earnings/(loss)	0.37	(0.26)
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Three Months Ended December 31,		FX impact (unfavorable) / favorable	Increase/(Decrease)
	2014	2013		Change $	Change %
Oral Technologies
Net revenue	$277.2	$285.8	$(18.1)	$9.5	3%
Segment EBITDA	74.7	74.6	(5.0)	5.1	7%
Medication Delivery Solutions
Net revenue	73.7	55.3	(2.7)	21.1	38%
Segment EBITDA	18.1	7.0	(0.1)	11.2	*
Development and Clinical Services
Net revenue	107.8	102.1	(1.4)	7.1	7%
Segment EBITDA	21.9	18.5	(0.4)	3.8	21%
Inter-segment revenue elimination	(2.9)	(2.5)	0.1	(0.5)	20%
Unallocated Costs	(13.0)	(16.6)	1.8	1.8	(11)%
Combined Total
Net revenue	$455.8	$440.7	$(22.1)	$37.2	8%

EBITDA from continuing operations	$101.7	$83.5	$(3.7)	$21.9	26%
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions, except per share amounts)

	Six Months Ended December 31,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2014	2013		Change $	Change %
Net revenue	$874.1	$855.0	$(23.1)	$42.2	5%
Cost of sales	592.7	598.4	(15.4)	9.7	2%
Gross margin	281.4	256.6	(7.7)	32.5	13%
Selling, general and administrative expenses	169.5	168.6	(2.2)	3.1	2%
Impairment charges and (gain)/loss on sale of assets	3.5	—	—	3.5	*
Restructuring and other	3.5	8.4	(0.1)	(4.8)	(57)%
Operating earnings/(loss)	104.9	79.6	(5.4)	30.7	39%
Interest expense, net	59.4	82.4	(0.1)	(22.9)	(28)%
Other (income)/expense, net	37.7	(2.4)	(2.2)	42.3	*
Earnings/(loss) from continuing operations before income taxes	7.8	(0.4)	(3.1)	11.3	*
Income tax expense/(benefit)	(18.1)	16.7	(1.4)	(33.4)	*
Earnings/(loss) from continuing operations	25.9	(17.1)	(1.7)	44.7	*
Net earnings/(loss) from discontinued operations, net of tax	0.2	(1.0)	—	1.2	*
Net earnings/(loss)	26.1	(18.1)	(1.7)	45.9	*
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(0.9)	(0.4)	—	(0.5)	*
Net earnings/(loss) attributable to Catalent	$27.0	$(17.7)	$(1.7)	$46.4	*

Amounts attributable to Catalent:
Earnings/(loss) from continuing operations less net income (loss) attributable to noncontrolling interest	26.8	(16.7)
Net earnings/(loss) attributable to Catalent	27.0	(17.7)

Weighted average diluted shares outstanding	116.7	75.0

Earnings per share attributable to Catalent:
Basic
Earnings/(loss) from continuing operations	0.23	(0.22)
Net earnings/(loss)	0.24	(0.24)
Diluted
Earnings/(loss) from continuing operations	0.23	(0.22)
Net earnings/(loss)	0.23	(0.24)
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Six Months Ended December 31,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2014	2013		Change $	Change %
Oral Technologies
Net revenue	$538.3	$544.7	$(21.8)	$15.4	3%
Segment EBITDA	132.4	135.0	(6.8)	4.2	3%
Medication Delivery Solutions
Net revenue	130.6	111.8	(2.7)	21.5	19%
Segment EBITDA	28.0	15.2	(0.2)	13.0	86%
Development and Clinical Services
Net revenue	210.9	203.1	1.5	6.3	3%
Segment EBITDA	43.3	34.2	0.3	8.8	26%
Inter-segment revenue elimination	(5.7)	(4.6)	(0.1)	(1.0)	22%
Unallocated Costs (1)	(65.4)	(28.2)	2.4	(39.6)	*
Combined Total
Net revenue	$874.1	$855.0	$(23.1)	$42.2	5%

EBITDA from continuing operations	$138.3	$156.2	$(4.3)	$(13.6)	(9)%
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA
(Unaudited; Dollars in millions)

	Quarter Ended				Twelve Months Ended	Quarter Ended	Twelve Months Ended
	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014
Earnings/(loss) from continuing operations	$(18.9)	$8.0	$27.0	$(20.3)	$(4.2)	$46.2	$60.9
Interest expense, net	41.5	40.4	40.3	35.5	157.7	23.9	140.1
Income tax expense/(benefit) (1)	23.3	6.6	26.2	(14.0)	42.1	(4.1)	14.7
Depreciation and amortization	37.3	35.1	34.0	35.0	141.4	35.2	139.3
Noncontrolling interest	0.3	0.4	0.2	0.4	1.3	0.5	1.5
EBITDA from continuing operations	83.5	90.5	127.7	36.6	338.3	101.7	356.5
Equity compensation	1.1	1.1	1.1	1.5	4.8	2.7	6.4
Impairment charges and (gain)/loss on sale of assets	—	0.4	2.8	—	3.2	3.5	6.7
Financing related expenses and other (2)	(0.1)	0.1	10.9	20.6	31.5	1.2	32.8
US GAAP Restructuring	5.4	3.5	7.8	1.4	18.1	2.1	14.8
Acquisition, integration and other special items	2.8	2.7	0.6	3.2	9.3	4.4	10.9
Foreign Exchange loss/(gain) (included in other, net) (3)	(2.5)	4.5	(3.8)	(3.7)	(5.5)	0.5	(2.5)
Other adjustments (4)	—	(0.1)	0.4	23.8	24.1	(3.2)	20.9
Sponsor monitoring fee (5)	3.2	3.3	3.2	—	9.7	—	6.5
Subtotal	93.4	106.0	150.7	83.4	433.5	112.9	453.0
Estimated cost savings	—	—	—	—	—	—	—
Adjusted EBITDA	$93.4	$106.0	$150.7	$83.4	$433.5	$112.9	$453.0

(1)	Represents the amount of income tax-related expense/(benefit) recorded within our net earnings/(loss) which may not result in cash payment or receipt.

(2)
Financing related expenses for the three months ended September 30, 2014 include $20.6 million of early debt termination expenses which were a result of the IPO. See footnote 4 for an additional $29.8 million of IPO related costs; totaling $50.4 million.

(3)
Foreign exchange gain of $2.5 million for the twelve months ended December 31, 2014 included $21.7 million of unrealized foreign currency exchange rate gains primarily driven by losses of $9.9 million related to inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender, partially offset by foreign currency exchange gains of $31.6 million driven by the ineffective portion of the net investment hedge related to the Euro denominated debt. The foreign exchange adjustment was also impacted by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $19.2 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the company's trade operations.

(4)
Other Adjustments for the three months ended September 30, 2014 includes $29.8 million for a sponsor advisory agreement termination fee paid in connection with the IPO. See footnote 2 for an additional $20.6 million of IPO related costs; totaling $50.4 million.

(5)	Represents the amount of sponsor advisory fee for each respective period. The sponsor advisory fee agreement was terminated following the completion of our IPO.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income/(Loss)
(Unaudited; Dollars in millions)

	Quarter Ended				Twelve Months Ended	Quarter Ended	Twelve Months Ended
	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014
Net earnings/(loss)	$(19.5)	$6.3	$27.0	$(19.9)	$(6.1)	$46.0	$59.4
Net earnings/(loss) from discontinued operations, net of tax	(0.6)	(1.7)	—	0.4	(1.9)	(0.2)	(1.5)
Earnings/(loss) from continuing operations, net of tax	(18.9)	8.0	27.0	(20.3)	(4.2)	46.2	60.9
Amortization (1)	10.5	11.0	10.8	11.3	43.6	11.6	44.7
Income tax expense/(benefit) (2)	23.3	6.6	26.2	(14.0)	42.1	(4.1)	14.7
Cash taxes (paid)/refunded	3.4	(1.1)	(7.6)	(9.9)	(15.2)	(8.2)	(26.8)
Net (earnings)/loss attributable to noncontrolling interest, net of tax	0.3	0.4	0.2	0.4	1.3	0.5	1.5
Equity compensation	1.1	1.1	1.1	1.5	4.8	2.7	6.4
Impairment charges and loss on sale of assets	—	0.4	2.8	—	3.2	3.5	6.7
Financing related expenses (3)	(0.1)	0.1	10.9	20.6	31.5	1.2	32.8
U.S. GAAP restructuring	5.4	3.5	7.8	1.4	18.1	2.1	14.8
Acquisition, integration and other special items	2.8	2.7	0.6	3.2	9.3	4.4	10.9
Foreign exchange loss/(gain) (included in other (income)/expense, net) (4)	(2.5)	4.5	(3.8)	(3.7)	(5.5)	0.5	(2.5)
Other adjustments (5)	—	(0.1)	0.4	23.8	24.1	(3.2)	20.9
Sponsor advisory fee (6)	3.2	3.3	3.2	—	9.7	—	6.5
Estimated cash tax (savings)/expense attributable to reconciling items (7)	(0.6)	(1.4)	(2.6)	(0.9)	(5.5)	(1.3)	(6.2)
Adjusted net income/(loss)	$27.9	$39.0	$77.0	$13.4	$157.3	$55.9	$185.3

(1)	Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)	Represents the amount of income tax-related expense/(benefit) recorded within our net earnings/(loss) which may not result in cash payment or receipt.

(3)
Financing related expenses for the three months ended September 30, 2014 include $20.6 million of early debt termination expenses which were a result of the IPO. See footnote 5 for an additional $29.8 million of IPO related costs; totaling $50.4 million.

(4)
Foreign exchange gain of $2.5 million for the twelve months ended December 31, 2014 included $21.7 million of unrealized foreign currency exchange rate gains primarily driven by losses of $9.9 million related to inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender, partially offset by foreign currency exchange gains of $31.6 million driven by the ineffective portion of the net investment hedge related to the Euro denominated debt. The foreign exchange adjustment was also impacted by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $19.2 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the company's trade operations.

(5)
Other Adjustments for the three months ended September 30, 2014 includes $29.8 million for a sponsor advisory agreement termination fee paid in connection with the IPO. See footnote 3 for an additional $20.6 million of IPO related costs; totaling $50.4 million.

(6)	Represents the amount of sponsor advisory fee for each respective period. The sponsor advisory fee agreement was terminated following the completion of our IPO.

(7)
Represents the estimated cash tax impact of certain items recorded in each period that are added back in the calculation of Adjusted Net Income/(Loss). The estimate is determined by applying the statutory tax rate in tax paying jurisdictions to income or expense items which impact cash taxes paid. Generally, amortization attributable to purchase accounting, unrealized gains/losses due to foreign currency translation and non-cash equity compensation do not impact cash taxes.

Catalent, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited; Dollars in millions)

	December 31, 2014	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$84.1	$74.4
Trade receivables, net	336.4	403.7
Inventories	144.3	134.8
Prepaid expenses and other	72.7	74.6
Total current assets	637.5	687.5
Property, plant, and equipment, net	865.1	873.0
Other non-current assets, including intangible assets	1,535.5	1,529.7
Total assets	$3,038.1	$3,090.2

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$28.8	$25.2
Accounts payable	118.4	148.1
Other accrued liabilities	199.3	279.7
Total current liabilities	346.5	453.0
Long-term obligations, less current portion	1,905.4	2,685.4
Other non-current liabilities	289.9	319.1
Redeemable noncontrolling interest	3.9	4.5
Commitment and contingencies (1)
Total Shareholders' equity/(deficit)	492.4	(371.8)
Total liabilities, redeemable noncontrolling interest and Shareholders' equity/(deficit)	$3,038.1	$3,090.2

(1)	Please refer to note 15 of the consolidated financial statements within our December 31, 2014 Form 10-Q.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited; Dollars in millions)

	Six Months Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by/(used in) operating activities from continuing operations	$0.2	$41.5
Net cash provided by/(used in) operating activities from discontinued operations	0.2	(1.1)
Net cash provided by/(used in) operating activities	0.4	40.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(71.3)	(39.8)
Proceeds from sale of property and equipment	—	0.8
Payment for acquisitions, net	(125.1)	(51.0)
Net cash provided by/(used in) investing activities from continuing operations	(196.4)	(90.0)
Net cash provided by/(used in) investing activities from discontinued operations	—	4.0
Net cash provided by/(used in) investing activities	(196.4)	(86.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term borrowings	6.0	15.0
Proceeds from borrowing, net	150.4	0.7
Payments related to long-term obligations	(869.3)	(15.2)
Call premium payments and financing fees paid	(12.6)	—
Equity contribution/(redemption)	948.8	0.2
Share settlement	(0.7)	—
Net cash (used in)/provided by financing activities from continuing operations	222.6	0.7
Net cash (used in)/provided by financing activities from discontinued operations	—	—
Net cash (used in)/provided by financing activities	222.6	0.7
Effect of foreign currency on cash	(16.9)	2.7
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	9.7	(42.2)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	74.4	106.4
CASH AND EQUIVALENTS AT END OF PERIOD	$84.1	$64.2